Exhibit 10.3

[COMPANY LETTERHEAD]

Private & Confidential

, 2016

Dear [•]:

99 Cents Only Stores LLC (the “Company”) wishes to award you a refinancing bonus, subject to the terms and conditions of this letter agreement (the “Letter Agreement”).

1.              Bonus.  Subject to your execution of this Letter Agreement, you will be eligible to receive a refinancing bonus in the amount of $[•] (the “Refinancing Bonus”), payable within 30 days following the consummation of an amendment, an amendment and restatement or refinancing of the Company’s term loan facility (any such transaction, a “Refinancing Transaction”)  in which lenders holding no less than 85% of the aggregate principal amount of term loans immediately prior to such Refinancing Transaction consent to (or in the case of a refinancing, participate in) such Refinancing Transaction on terms and conditions satisfactory to the Company (but which in any event extends the final maturity of the term facility or any refinancing term facility to a date on or subsequent to January 1, 2022), as determined by the Compensation Committee of the Company. The foregoing Refinancing Bonus shall be subject to applicable withholding.  You will not be eligible for a Refinancing Bonus unless a Refinancing Transaction occurs prior to October 1, 2018.

2.              Termination. Except as provided below, if your employment with the Company terminates for any reason prior to the payment of the Refinancing Bonus, you will forfeit all rights under this Letter Agreement to receive any Refinancing Bonus; provided, in the event of a termination of your employment by the Company without Cause or by you for Good Reason, in either case within 45 days prior to the date of the Refinancing Transaction (“Cause” and “Good Reason” having the respective meanings defined under your employment agreement with the Company dated [•](1) (the “Employment Agreement”)), you shall be entitled to the Refinancing Bonus as provided in Section 1 above as if your employment had not terminated, which Refinancing Bonus shall be paid prior to March 15 of the calendar year following the year in which such termination occurs.

3.              Acknowledgements.  You acknowledge and agree that:

(a)         this Letter Agreement is not an agreement of employment (but that the Company and you remain parties to your Employment Agreement in accordance with the terms thereof);

(b)         this Letter Agreement shall not (i) guarantee that the Company or any of its affiliates will employ you for any specific time period or (ii) modify or limit the Company’s right to terminate or modify your employment or compensation (to the extent otherwise permitted under your Employment Agreement); and

(c)          you are not relying on any oral promises or representations in signing this Letter Agreement, but have decided to sign based solely on the terms of this Letter Agreement.

(1)  NTD: Confirm for each executive.

4.              Miscellaneous.

(a)         Governing Law.  All controversies and claims arising out of or relating to this Letter Agreement, the actions taken in connection herewith and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to its principles of conflict of laws.

(b)         Assignment and Transfer.  Your rights and obligations under this Letter Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, your rights under this Letter Agreement shall inure to the benefit of, and be enforceable by, your heirs and beneficiaries.  This Letter Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c)          Entire Agreement.  This Letter Agreement contains the entire agreement and understanding between you and the Company with respect to the Refinancing Bonus, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between you and the Company regarding any entitlement to a refinancing bonus or other special bonus.

(d)         Amendment and Waiver.  This Letter Agreement may not be amended, modified, waived or discharged except by a writing signed by both you and the Company.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.

(e)          Withholding.  The Company and any of its subsidiaries shall have the right to deduct from any payment to be made to you the required Federal, state, local and other taxes required to be withheld.  You shall be solely responsible for any and all tax liability incurred in connection with the Refinancing Bonus.

(f)           Dispute Resolution.  All controversies and claims arising out of or relating to this Letter Agreement, or the breach hereof, shall be governed by the [Mutual Arbitration of Disputes agreement set forth as Exhibit D](2) to your Employment Agreement.

(g)          Section 409A.  Although the Company does not guarantee to you the particular tax treatment of the Retention Bonus, the Retention Bonus is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”), and this Letter Agreement shall be limited, construed and interpreted in accordance with such intent.  In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or for any damages for failing to comply with Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter Agreement upon or following a termination of your employment unless such termination is also a “separation from service” within the meaning of Section 409A and references to a “termination,” “termination of employment” or like terms shall mean separation from service.  Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(2)  NTD: Confirm for each executive.

(h)         Counterparts.  This Letter Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

Sincerely,

[NAME]
[POSITION]

Acknowledged and agreed to:

[NAME]	Date